                        FIRST UNITED MORTGAGEBANC, INC.

                              FINANCIAL STATEMENTS

                                 JUNE 30, 2000

                        FIRST UNITED MORTGAGEBANC, INC.

                              FINANCIAL STATEMENTS

                                 JUNE 30, 2000



                                   I N D E X
                                   ---------



                                                                        Page No.
                                                                        --------

INDEPENDENT ACCOUNTANTS' REPORT .....................................      1



FINANCIAL STATEMENTS:


     Balance Sheet as at June 30, 2000 ..............................      2


     Statement of Operations and Retained Earnings
       For the Period April 28, 2000 (Inception) to June 30, 2000 ...      3


     Statement of Cash Flows
       For the Period April 28, 2000 (Inception) to June 30, 2000....      4



NOTES TO FINANCIAL STATEMENTS .......................................     5-7

              [Letterhead of WEINICK SANDERS LEVENTHAL & CO., LLP]



                        INDEPENDENT ACCOUNTANTS' REPORT
                        -------------------------------



To the Board of Directors and Stockholder
First United MortgageBanc, Inc.


We have audited the accompanying balance sheet of First United MortgageBanc, Inc. as at June 30, 2000, and the statements of operations and retained earnings and cash flows for the period April 28, 2000 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First United MortgageBanc, Inc. as at June 30, 2000, and the results of its operations and its cash flows for the period April 28, 2000 (inception) to June 30, 2000 in conformity with generally accepted accounting principles.


                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP



New York, N. Y.
August 2, 2000

                        FIRST UNITED MORTGAGEBANC, INC.

                                 BALANCE SHEET

                                 JUNE 30, 2000

                                  A S S E T S
                                  -----------

Current assets:
  Cash                                                                                 $   184,588

  Buildings, at cost, less accumulated
    depreciation of $2,838                                                               2,547,162

Other asset:
  Goodwill less accumulated amortization of $364                                           116,836
                                                                                       -----------

                                                                                       $ 2,848,586
                                                                                       ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Current liabilities:
  Mortgage payable - current portion                                $   66,584
  Accrued expenses and other current liabilities                        41,151
                                                                    ----------
          Total current liabilities                                                    $   107,735

Mortgage payable - long-term portion                                                     1,456,890

Commitment                                                                                    --

Stockholder's equity:
  Common stock - .01 par value
    Authorized, issued and outstanding - 1,000 shares                       10
  Additional paid-in capital                                         1,139,286
  Retained earnings                                                    144,665
                                                                    ----------
        Total stockholder's equity                                                      1,283,961
                                                                                       ----------
                                                                                       $2,848,586
                                                                                       ==========

                See accompanying notes to financial statements.

                        FIRST UNITED MORTGAGEBANC, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

           FOR THE PERIOD APRIL 28, 2000 (INCEPTION) TO JUNE 30, 2000

Revenues:
  Commission and fees                                $172,681
  Rental income                                         7,470
                                                     --------        $180,151
Operating expenses:
  Selling                                              22,046
  Interest                                             10,238
  Depreciation and amortization                         3,202
                                                     --------
Total operating expenses                                               35,486
                                                                     --------

Net income transferred to retained earnings                          $144,665
                                                                     ========


                See accompanying notes to financial statements.

                         FIRST UNITED MORTGAGEBANC, INC.

                             STATEMENT OF CASH FLOWS

           FOR THE PERIOD APRIL 28, 2000 (INCEPTION) TO JUNE 30, 2000

Cash flows from operating activities:
  Net income                                                             $   144,665
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                       $  3,202
    Increase (decrease) in cash flows as
        a result of changes in asset and
        liabilities account balances:
      Accrued expenses and other current liabilities      41,151
                                                        --------
  Total adjustments                                                           44,353
                                                                         -----------

Net cash provided by operating activities                                    189,018

Cash flows from financing activities:
  Payments on mortgage                                    (4,930)
  Issuance of common stock                                   500
                                                        ---------
Net cash used in financing activities                                         (4,430)
                                                                         -----------

Cash at end of period - net increase in cash                             $   184,588
                                                                         ===========

Supplemental Disclosures of Cash Flow Information:

  Cash payments for the period:

    Interest                                                             $    10,238
                                                                         ===========

    Income taxes                                                         $      --
                                                                         ===========

Supplemental Schedule of Noncash Investing and Financing Activities:

    Buildings contributed by parent                                      $ 2,550,000
    Less: mortgage assumed                                                 1,528,404
                                                                         -----------
                                                                           1,021,596
    Issuance of common stock                                               1,138,796
                                                                         -----------

    Goodwill                                                             $   117,200
                                                                         ===========

                 See accompanying notes to financial statements.

                         FIRST UNITED MORTGAGEBANC, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

NOTE 1 - ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITY:

                  First United MortgageBanc, Inc. ("FUMB"), hereafter referred to as the "Company", was incorporated under the laws of the State of Florida on April 28, 2000. The Company is a wholly owned subsidiary of CFI Mortgage Inc. ("CFI"), hereafter referred to as the ("Parent").

                  First United MortgageBanc, Inc. is a diversified financial services company that provides mortgages and mortgage related services to individuals indirectly through mortgage brokers and mortgage lenders. The Company originates, processes, underwrites and funds residential mortgage loans that are sold on either an individual or bulk basis to institutional and private investors. The Company originates loans that do not conform to agency guidelines, known as non-conforming loans. Non-conforming loans typically fail to meet agency guidelines due to credit impairment, higher loan-to-value ratios and debt-to-income ratios, and are priced to compensate for the additional credit risk. In addition, the Company has acquired two office buildings located in Evansville, Indiana which it leases to a related party.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES.

         (a) Use of Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


         (b) Buildings:

                  Buildings are stated at cost less accumulated depreciation. The Company's policy is to provide for depreciation over the estimated useful lives of 39 years. Expenditures for repairs, maintenance and minor renewals are charged to operations as incurred.

                  Depreciation expense attributable to the buildings and charged to operations for the period April 28, 2000 (inception) to June 30, 2000 amounted to $2,838.

         (c) Goodwill:

                  The Company's acquisition of two buildings net of liabilities, resulted in the creation of goodwill in the amount of $117,200. The Company amortizes goodwill over a period of 15 years. Amortization expense charged to operations for the period April 28, 2000 (inception) to June 30, 2000 amounted to $364.

                  Management periodically reviews the value of all long-lived assets, including goodwill, to determine if there has been any impair-ment in the carrying value of the asset. Should management determine that such an impairment has occurred, an appropriate allowance will be set up to reflect the impairment of said asset.


         (d) Concentrations of Credit Risk:

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.


         (e) Income Taxes:

                  The Company will file a consolidated federal tax return with its parent. The taxable income of the Company is expected to be offset against a net operating loss carryforward and taxable loss of its parent. Accordingly, the Company does not have a provision for income taxes.



NOTE 3 - RELATED PARTY TRANSACTIONS.

                  On June 13, 2000 CFI contributed to FUMB two buildings with an appraised value of $2,550,000 along with the underlying mortgage on the properties that had an outstanding balance of $1,528,404. The difference between the appraised value of the assets acquired and the liabilities assumed were treated as additional paid-in capital by the Company. The parent originally acquired the buildings and assumed the underlying mortgage from a company whose stockholders received in exchange, two shares of its preferred stock, and common stock purchase warrants exercisable for the purchase of 750,000 shares of its common stock which resulted in goodwill of $117,200. This goodwill which is directly attribute-able to the purchase of the buildings has also been transferred to the Company by the parent.

                  As part of the purchase agreement the two leases that were in effect at the time of the sale were assumed by CFI and subsequently transferred to FUMB. The two buildings are leased to the seller of the properties who is now a stockholder of CFI.

NOTE 4 - MORTGAGE PAYABLE.

                  As part of the purchase agreement (as discussed in Note 3) CFI assigned to the Company the mortgage it had assumed. The mortgage is payable to a bank in equal monthly installments of $15,168 including interest at 7.75% until July 15, 2014. The note is collateralized by the buildings owned by the Company. The seller of the buildings remains primarily liable on the mortgage.

                  The aggregate amounts of maturities on the outstanding mortgage balance at June 30, 2000 are as follows:

                     Years Ending
                       June 30,
                  -------------------
                          2000                                  $   66,584
                          2001                                      71,611
                          2002                                      77,362
                          2003                                      83,576
                          2004                                      90,287
                  2005 and thereafter                            1,134,054
                                                                ----------
                                                                $1,523,474
                                                                ==========

                  Interest expense amounted to $10,238 for the period April 28, 2000 (inception) to June 30, 2000.



NOTE 5 - COMMITMENT.

           (a)        Leases:

                      The Company has leases with one tenant to lease 100% of the space in the two buildings it owns. The minimum annual rental income on these leases is as follows:

                    Years Ending
                       June 30,
                    ------------
                        2001                                   $  236,777
                        2002                                      248,614
                        2003                                      261,090
                        2004                                      274,103
                        2005                                      116,520
                                                               ----------

                                                               $1,137,104
                                                               ==========